Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Tharimmune, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock (including shares underlying certain warrants)	Rule 457(c) and 457(g)	176,934,358	$2.42	(2)	$428,181,146.36	0.00013810	$59,131.82
	Total Offering Amounts						$428,181,146.36		$59,131.82
	Total Fees Previously Paid						—	—	—
	Total Fee Offsets						—	—	—
	Net Fee Due								$59,131.82

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s voting common stock, par value $0.0001 per share (“Common Stock”), in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	With respect to the shares of Common Stock offered by the selling stockholders, estimated at $2.42 per share, the average of the high and low prices as reported on The Nasdaq Capital Market on December 2, 2025, for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.